Exhibit 99.3

Legal opinion

中国 深圳 福田区 益田路6001号太平金融大厦11、12楼 邮政编码：518017

11-12F., TAIPING FINANCE TOWER, 6001 YITIAN ROAD, FUTIAN, SHENZHEN, CHINA

电话(Tel.)：(0755) 88265288 传真(Fax.)：(0755)88265537

网址（Website）：http://www.shujin.cn

To:	SOLOWIN HOLDINGS

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong S.A.R., People’s Republic of China

July 7, 2023

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel for SOLOWIN HOLDINGS (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed initial public offering by the Company (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”) of the Company and the Company’s proposed listing and trading of the Ordinary Shares on the Nasdaq Capital Market.

A.	Documents and Assumptions

In preparing this legal opinion, we have reviewed the due diligence documents provided to us by the Company and other relevant corporate records (collectively, the “Documents”).

In rendering this opinion, we have assumed without conducting independent investigation that (the “Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party is that of a person authorized by such party to execute the document, and all Documents submitted to us as originals are authentic, or as certified or photostatic copies conform to the originals;

(ii)	Each party to the Documents is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

(iii)	All requested Documents have been provided to us, and all factual statements made to us by the Company in connection with this legal opinion are true, correct and complete. Furthermore, the Company has not withheld any information, document, statement or representation that, if disclosed to us, would cause us to alter this Opinion in whole or in part;

(iv)	The accuracy and completeness of all factual matters in the Documents, including representations and warranties made by the parties, and compliance by them with their respective obligations; and

(v)	The Documents remain in full force and effect as of the date of this opinion, and no amendments, revisions, modifications or other changes have been made with respect to any Document after it was submitted to us for purposes of this Opinion.

B.	Definitions

The capitalized terms used in this opinion that are not defined in the context of this document shall have the meanings ascribed to them below.

“CAC”	means the Cyberspace Administration of China.
“CSRC”	means the China Securities Regulatory Commission.
“CRM”	means the Cybersecurity Review Measures which became effective on February 15, 2022.
“DSL”	means the Data Security Law of the People's Republic of China which became effective on September 1, 2021.
“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.
“HKEX”	means the Hong Kong Exchanges and Clearing Limited.
“HKSFC”	means the Hong Kong Securities and Futures Commission.
“Hong Kong”	means the Hong Kong Special Administrative Region.

“M&A Rules”	mean the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange on August 8, 2006 (the “M&A Rules”) and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“New Overseas Listing Rules”	mean the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines which became effective on March 31, 2023.
“PILP”	means the Personal Information Protection Law of the People's Republic of China which became effective on November 1, 2021.
“PRC Laws”	mean all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.
“Provisions on Strengthening Confidentiality and Archives Administration”	means the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises which became effective on March 31, 2023.
“Solomon Pro”	means a highly integrated application accessible via any mobile device, tablet, or desktop, in conjunction with which the Company provides online account opening and trading services via its Front Trading and Back-office Clearing systems.
“SPRCII”	means the Security Protection Regulations for Critical Information Infrastructure of the People's Republic of China which became effective on September 1, 2021.
“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises which became effective on March 31, 2023.
“U.S.”	means the United States of America.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)	The listing of the Company is not subject to Article 26 of the Trial Measures or any other provision of the New Overseas Listing Rules. As a result, the Company is not required to report its listing application to the CSRC under the New Overseas Listing Rules.

According to Article 1 of the Trial Measures, the purpose of the Trial Measures is to regulate overseas securities offering and listing activities by domestic companies, either in direct or indirect form. Direct overseas offering and listing by domestic companies, as defined in Article 2 of the Trial Measures, refers to overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies, on the other hand, refers to overseas offering and listing by a company in the name of an overseas incorporated entity, whose major business operations are located domestically, and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company.

Based on confirmation of the Company, we can confirm that it does not own any operating domestic company or entity in the PRC, and its major business operations are located in Hong Kong. Therefore, we are of the opinion that the Company is not deemed as a “domestic company” as defined under the Trial Measures or any other provisions of the New Overseas Listing Rules and the listing of the Company is not subject to the New Overseas Listing Rules. As a result, Article 26 of the Trial Measures does not apply to documents, information or materials submitted to Nasdaq in connection with the listing application, and the Company is not required to report its listing application to the CSRC under the New Overseas Listing Rules.

(ii)	Article 177 of the PRC Securities Law does not apply to documents and/or materials submitted to Nasdaq in connection with the Company’s application for listing, or to any documents and/or materials requested by Nasdaq from the Company after it is listed, in connection with Nasdaq’s regulatory oversight responsibilities over its issuer companies.

a)	According to Article 18 of The Basic Law of the Hong Kong Special Administrative Region of the PRC, PRC national laws shall not be applied in the Hong Kong Special Administrative Region, except for those relating to defence and foreign affairs, as well as other matters outside the limits of the autonomy of the Region as specified. Therefore, the PRC Securities Law shall not be enforced in HK, and it shall not be applicable to the Company which does not own any entity within the PRC.

b)	According to Article 2 of the PRC Securities Law, the law shall apply to the offering and trading of securities within the territory of the PRC, or to the offering and trading of securities outside the PRC that disrupt the domestic market order of the PRC and harm the legitimate rights and interests of domestic investors. Since the listing of the Company on Nasdaq does not involve the issuance of securities within the territory of the PRC, and the listing has not been found to have disrupted the order of the PRC domestic market or harmed the legitimate rights and interests of PRC domestic investors, we can conclude that the PRC Securities Law is not applicable to the listing of the Company.

c)	Since Article 177 of the PRC Securities Law lacks clear guidance on its specific enforcement requirements, it may be necessary to refer to other similar provisions currently in force under PRC Laws. For instance, according to Article 2 and Article 3 of the Provisions on Strengthening Confidentiality and Archives Administration, working papers involve any state secrets, national security or vital interests of China shall not be delivered overseas or transmitted to overseas institutions or individuals without the approval of the relevant competent authorities. This suggests that the documents that shall not be provided without authorization under the Article 177 are mainly related to national security or national interests. Based on our confirmation with the Company, the documents and/or materials currently and after listing provided by the Company to Nasdaq do not involve any state secrets, national security or national interest. Therefore, we are of the opinion that the provisions of Article 177 of the PRC Securities Law shall not be applicable.

(iii)	M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws (including M&A Rules), except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Ordinary Shares has been or will not be made directly or indirectly within the PRC, we are of the opinion that a prior approval from the CSRC is not required for the listing of the Company for the following reasons:

a)	As mentioned in the Opinion (ii)(a), the PRC national laws shall not be applied in Hong Kong except for those matters as specified. Therefore, the CSRC cannot review the listing of the Company which does not own any operating PRC entity under the PRC national laws;

b)	As we elaborated in the opinion (i), the listing of the Company is not subject to the review of the CSRC under the New Overseas Listing Rules；

c)	To our best knowledge, the CSRC currently has not issued any rule or interpretation stating that the listing of the Company is subject to prior approval.

However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that any Government Agency will not ultimately take a view that is contrary to or otherwise different from our opinions stated above.

(iv)	Article 41 of the PIPL and Article 36 of the DSL shall not be applicable to the Company.

Based on confirmation of the Company, all of the data and personal information of its clients have been securely stored on equipment owned by an HKEX certified Hong Kong based server provider.

According to Article 41 of the PIPL and Article 36 of the DSL, only data or personal information stored within the territory of the PRC are subject to the approval by Chinese governmental departments before they can be provided to foreign judicial or law enforcement agencies. Since the Company stores all of the data and personal information of its clients in Hong Kong, we are of the opinion that Article 41 of the PIPL and Article 36 of the DSL shall not be applicable to the Company.

(v)	The Company may be deemed a “personal information processor”, but should not be deemed a “critical infrastructure information operator” or a “personal information processor who has a large user base and/or operates complex types of businesses” under the PIPL. Therefore, the Company is not subject to the restriction or review under Article 40 of the PIPL.

According to Article 3 of the PIPL, the PIPL applies to activities outside the PRC that involve the processing of personal information of natural persons within the PRC for the purpose of providing products or services to natural persons within the PRC. Additionally, Article 4 of the PIPL defines the processing of personal information to include the collection, storage, use, processing, transmission, provision, disclosure and deletion of personal information. Based on confirmation from the Company, it needs to collect minimum personal information of PRC users to fulfill the HKSFC Know-your-client requirement. While this involves limited processing of personal information, the Company still may be deemed as a “personal information processor” under the PIPL.

Since the PIPL has not yet issued relevant clear interpretations regarding the “critical infrastructure information operator” or “personal information processor who has a large user base and/or operates complex types of businesses”, we may need to refer to other similar provisions currently in force under PRC Laws.

Regarding the definition of “critical infrastructure information operator”, Article 2 of the SPRCII indicates that “critical information infrastructure” refers to the important network facilities and information systems in industries and fields such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function, or data leaks, may result in serious damage to national security, the national economy, and the people's livelihood and public interests. Based on confirmation from the Company, it does not own any of the above-mentioned critical infrastructure or operating entity in the PRC. Therefore, it should not be deemed a “critical infrastructure information operator”.

Regarding the definition of “personal information processor who has a large user base and/or operates complex types of businesses”, Article 7 of the PRC CRM provides that an online platform operator who possesses the personal information of more than one million users shall declare to the Office of Cybersecurity Review for cybersecurity review to go public abroad. Based on confirmation from the Company, it does not control more than one million PRC users’ personal information. Instead, it only collects a minimum amount of personal information mainly for compliance requirements. Therefore, we believe that the Company should not be deemed a “personal information processor who has a large user base and/or operates complex types of businesses” under the PIPL, and the Company is not subject to the restriction or review under Article 40 of the PIPL.

(vi)	The collection of minimum personal information from PRC clients by the Company could be deemed as “data processing” under the DSL. However, we believe that this data activity should not be subject to review or restrictions under the DSL.

According to the DSL, “data” refers to any record of information, electronic or otherwise and “data processing” includes data collection, storage, transmission, provision and disclosure. The DSL also indicates that data processing activities that affect or may affect national security are subject to review and restrictions. Based on our analysis, the Company collects minimum personal information from Solomon Pro PRC users to fulfill the HKSFC Know-your-client requirement, and the Company will not use or disclose the personal information for any other purpose. Therefore, we believe that the Company is engaged in the data processing, but not in any data activity that should be subject to regulation or restriction under the DSL.

(vii)	The Company has been in compliance with the PIPL, the DSL and relevant personal information or data requirements of the CAC. As a result, we believe that the listing of the Company is not subject to review nor prior approval of the CAC for the following reasons:

a)	Based on confirmation of the Company, it has never received any notice of any proceedings initiated regarding relevant personal information or data requirements, by the CAC or any other PRC regulatory authority. Furthermore, the CAC or any other PRC regulatory authority has never contacted the Company in connection with the Offering and listing on Nasdaq.

b)	According to the provisions of the PIPL, the DSL and relevant personal information or data requirements of the CAC and based on confirmation of the Company, we can confirm that the following personal information or data processing basis that should be subject to regulation or restriction: (1) The Company does not own any critical information infrastructure; (2) The Company’s operations will not affect national security; (3) The Company has very limited number of users in the PRC; (4) The Company does not own any subsidiary or operating entity in the PRC.

(viii)	As we explained in opinion (iii) and opinion (vii), we believe that the listing of the Company is not subject to review nor prior approval of the CAC or the CSRC. Based on our understanding of the explicit provisions under PRC Laws, we do not believe that the Company is required to obtain any prior regulatory approval from other Chinese authorities before listing in the U.S.

(ix)	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Matters” are true and accurate in all material respects, to the extent that such statements constitute summaries of PRC Laws or legal conclusions in respect of PRC Laws, or summaries of PRC legal proceedings, or summarize the terms and provisions of documents governed by PRC Laws.

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	Our opinion is limited to the laws of general application in the PRC as of the date hereof. We have not conducted investigation of, and therefore do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(ii)	The PRC Laws referred to herein are laws and regulations that are publicly available and currently in force on the date hereof. However, there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future, with or without retrospective effect;

(iii)	Our opinion is subject to the effects of the following (a) Certain legal or statutory principles that may affect the enforceability of contractual rights in general, such as public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) Any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary, or concealing illegal intentions with a lawful form; (c) Judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) The discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authority in the PRC;

(iv)	This opinion is issued based on our understanding of the PRC Laws. However, for matters that are not explicitly provided under the PRC Laws, the interpretation, implementation, and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Therefore, there can be no assurance that the Government agencies will ultimately take a view that is not contrary to our opinion stated above;

(v)	This opinion is intended to be used only in the context specifically referred to herein; and

(vi)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact in relation to the Company, more have we taken any such action to prepare this opinion. Therefore, no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or from the rendering of this opinion.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. By giving this consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shu Jin Law Firm